Exhibit 99.1

Contact:	Ben Armstrong	FOR IMMEDIATE RELEASE
PECO
2301 Market Street, S14-1
Philadelphia, PA 19103
215-841-5555
benjamin.armstrong@exeloncorp.com

PECO Requests PUC Approval to Make Additional Infrastructure Investments & Increase Electric Delivery Rates

PHILADELPHIA (March 27, 2015) – In two filings completed today by PECO, the company requested Pennsylvania Public Utility Commission (PUC) approval of additional work to modernize and weatherize the local electric infrastructure through its System 2020 plan, and increase the rates charged to customers for the delivery of electricity.

The electric delivery rate request will help fund at least $300 million of ongoing system work each year, including replacing equipment and upgrading infrastructure to continue to provide safe and reliable service to customers. In addition, through the new System 2020 plan, an additional $275 million will be spent during the next five years to install advanced equipment and reinforce the local electric system, making it more weather resistant and less vulnerable to storm damage.

Based on the company’s $190 million rate request overall energy delivery rates would increase about 4.4 percent beginning January 1, 2016. Specifically, the total monthly bill for a typical residential electric customer using about 700 kilowatt hours of electricity would increase about $6.55. Bills for a typical small business customer would increase by about $27.72 per month, and monthly bills for a typical large customer would increase by $847.57. Per PUC process, any charges associated with the additional System 2020 work would be submitted for subsequent review by the PUC.

“Our customers depend on us, day in and day out, to provide the electricity they need and we take this responsibility seriously,” said Craig Adams, PECO president and CEO. “These investments are needed to ensure we can continue to keep the lights on for our customers and provide the safe, reliable service they deserve. We will continue to invest in our system to prevent the outages that can be prevented, reduce the amount of time our customers are without power when an outage does occur, and strengthen the portions of our system that have experienced an increased number of outages due to storms.”

PECO is committed to helping customers offset the impact of this increase by continuing to offer programs that help save energy and money. By participating in PECO Smart Ideas, the company’s suite of energy efficiency programs, customers can save:

•	Up to 20 percent on their energy bills by taking advantage of PECO Smart House Call.

•	Up to $150 a year by getting rid of your extra working refrigerators and freezers. With PECO Smart Appliance Recycling we will pick up older working refrigerators and freezers, recycle them, and pay customers $50.

•	Up to 25 percent of the energy they use for lighting by purchasing deeply discounted CFL and LED lights at hundreds of local stores through PECO Smart Lighting Discounts.

•	7 percent on the electricity they use by purchasing their electricity from any of the competitive electric generation suppliers participating in PECO Smart Energy Choice.

To find more ways to save energy and money visit peco.com/SmartIdeas.

PECO also offers payment options, like budget billing, to help customers manage their monthly electricity bills. Budget billing makes short-term fluctuation in monthly bills much easier to handle by dividing annual energy costs evenly throughout the year.

Many programs also are available to help low-income customers who are struggling to pay their energy bills. Through our Universal Service programs, we assist more than 150,000 low-income customers each year with reduced rates, free energy-efficiency improvements and Low Income Home Energy Assistance Program (LIHEAP) funding. To learn more about these programs visit peco.com/help.

To learn more about our filings visit peco.com/rates or call 1-800-494-4000.

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Based in Philadelphia, PECO is an electric and natural gas utility subsidiary of Exelon Corporation (NYSE: EXC). PECO serves 1.6 million electric and more than 500,000 natural gas customers in southeastern Pennsylvania and employs about 2,400 people in the region. PECO delivered 85.7 billion cubic feet of natural gas and 37.8 billion kilowatt-hours of electricity in 2013. Founded in 1881, PECO is one of the Greater Philadelphia Region’s most active corporate citizens, providing leadership, volunteer and financial support to numerous arts and culture, education, environmental, economic development and community programs and organizations. For more information visit PECO.com, and connect with the company on Facebook and Twitter.

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